NOVA NATURAL RESOURCES CORPORATION
                      P. O. BOX 460748
                   GLENDALE, COLORADO 80246
                       720-524-1363

          NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                TO BE HELD DECEMBER 28, 2001

							November 15, 2001

To the Shareholders of Nova Natural Resources Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Nova Natural Resources Corporation, a Colorado corporation (the "Company"), will be held at 3160 Steeles Avenue East, Suite 222, Markham, Ontario, Canada on the 28th day of December, 2001, at 10:00 a.m., local time, for the following purposes:

     1. To amend the Company's Articles of Incorporation to increase the number of shares of Common Stock, $.10 par value, the Company is authorized to issue from 300,000,000 to 816,000,000 shares.

     2. To effectuate a reverse split of the Company's Common Stock, $.10 par value, by issuing 1 new share for each 102 common shares now held, resulting in a reduction in the number of shares of Common
Stock, $.10 par value, the Company is authorized to issue from 816,000,000 to 8,000,000 shares.

     3.  To change the name of the Corporation from Nova Natural
Resources Corporation to Nova International Corporation.

     4.  To approve the Nova Natural Resources Corporation 2001
Non-qualified stock option plan.

     5. To approve the actions of management since the December 15, 2000 shareholders' meeting, including the acquisition of Torita Donghao LLC, and the issuance of up to 57,000,000 shares (558,824 shares on a post-split basis) of Common stock to consultants to further Corporate objectives.

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

Owners of Common and Preferred Stock of the Company of record at the close of business on November 14, 2001, will be entitled to vote at the meeting.

Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided. Thank you for your cooperation.

                               By Order of the Board of Directors
                               Edward T. S. Chan
                               Chief Executive Officer and President

_______________________________________________________________________

               PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                    IN THE ACCOMPANYING ENVELOPE
          NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
_______________________________________________________________________

                                        November 15, 2001


Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Nova Natural Resources Corporation on December 28, 2001, at 10:00 a.m., at 3160 Steeles Avenue East, Suite 222, Markham, Ontario,
Canada. We look forward to greeting those shareholders who are able to attend.

At the meeting, you are being asked to amend the Company's Articles of Incorporation to increase the number of Shares of Common Stock, $ .10 par value, the Company is authorized to issue from 300,000,000 to 816,000,000 shares, following which a reverse split of these shares will be effectuated on the basis of 1 new share of Common for each 102 shares of Common now held. You will also be asked to approve a change in the Company's name to Nova International Corporation, which is more reflective of the location of the company's sales and manufacturing facilities and the international nature of the Company's current lines of business. The Company is no longer in the natural resources business.

Management believes that reverse-splitting the Company's Common stock is a necessary step toward achieving the goal of gaining a listing of Company's Common shares on one of the major securities markets. If this proposal is approved, which is virtually assured, since Management controls the majority of the Company's shares, those shareholders who own, in aggregate, one hundred and two (102) or less common shares on the record date, thus holding one (1) common share or less after the proposed reverse split, will have such shares or fractional shares canceled, and will be paid for those shares upon written request. The written request must be accompanied by the certificate(s) representing such shares, and must be received by the Company no later than December 1, 2002. Upon receipt of the written request and the share certificate(s) the submitting shareholder will be paid for the share or fractional shares on the basis of ten cents $0.10) per share for each share held at the record date. The Company will have no obligation to honor any such requests received after December 1, 2002. All such shares and fractional shares will be canceled immediately after the effective date of the reverse split.

Those shareholders holding 103 or more shares of the Company's Common stock on the record date will hold more than 1 share after the reverse split. Any shareholder who would then own a fractional share after aggregating all of the shares held by that shareholder, will have that fractional share rounded up to one full share.

It is very important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, please sign, date and return your proxy in the enclosed envelope at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

                               Sincerely,
                               Edward T. S. Chan
                               Chief Executive Officer and President


              NOVA NATURAL RESOURCES CORPORATION
                      P. O. BOX 460748
                  GLENDALE, COLORADO 80246
                      _______________

                      PROXY STATEMENT
                      _______________

               SPECIAL MEETING OF SHAREHOLDERS
                      _______________

                To Be Held December 28, 2001
                      _______________

                     GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Nova Natural Resources Corporation (the "Company") of proxies for use at a Special Meeting of the Shareholders of the Company to be held on December 28, 2001, at 10:00 a.m., Local Time, at 3160 Steeles Avenue East, Suite 222, Markham, Ontario, Canada. This Proxy Statement and the accompanying form of Proxy were mailed to the Company's Shareholders on or about November 20, 2001.

If the accompanying Proxy form (Attachment No. 1) is signed, dated and returned, the shares represented thereby will be voted in accordance with the specifications therein. If no choice is specified, the shares will be voted FOR proposals 1 through 6. Your executed Proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company, P. O. Box 460748, Glendale, Colorado, 80246 a written notice of revocation or a duly executed Proxy bearing a later date. The execution of the enclosed Proxy will not affect your right to vote in person should you find it convenient to attend the Special Meeting and desire to vote in person. To the Company's knowledge, those Directors of the Company who are identified on the Proxy form, intend to vote for all of the proposals described herein.

                        SOLICITATION OF PROXY

The expense of soliciting these Proxies will be borne by the Company. It is contemplated that the Proxies will be solicited principally through the use of the mails, but officers and regular employees of the Company may solicit Proxies personally, by telephone or by special letter. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses of forwarding Proxy materials to their principals.

     VOTING SECURITIES AND PRINCIPAL HOLDERS OF SUCH SECURITIES

On November 14, 2001, the record date for determination of the Shareholders entitled to vote at the Special Meeting of Shareholders, 270,832,724 shares of the Company's Common Stock and no shares of the Company's Convertible Preferred Stock, $1.00 par value, were outstanding. Each share of Common Stock is entitled to one vote, and one share of Convertible Preferred Stock is entitled to two votes on all matters voted upon the Special Meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common and Preferred Stock in the aggregate is necessary to constitute a quorum at the Meeting. Any votes withheld from voting (whether by abstention, broker non-votes or otherwise) will not be counted and will have no legal effect on the vote.

The following table sets forth the only persons known to the Company, as of November 14, 2001, to own beneficially more than 5% of the Company's Common Stock, its only class of issued and outstanding voting securities. Except as otherwise noted in the footnotes to the table, each person named has sole voting and investment powers relating to such shares.

 Name and Address		           Amount and Nature of
of Beneficial Owner	           Beneficial Ownership 	    Percent of Class
Preferred Stock

None issued and Outstanding.

Common Stock

Torita Electronic (Hong Kong) LTD         138,612,287			51.2%
Torita Electronic City
North MingZhu Road
Zhuhai, China 519070

Ma Jun					       21,324,287			  7.9%
Torita Electronic City
North MingZhu Road
Zhuhai, China 519070

Patrick Au, dba CPC Johnsen
Investment Management LLC  		       23,861,229			 8.8%
30 Rawlings Avenue
Richmond Hill, Ontario, Canada L4S 1B5

Frank Alexander				       22,000,000			 8.1%
539 Southshore Road
Palermo, New Jersey 08223

JTU Inc.					       18,126,222			 6.7%
311 North Knowles
Winter Park, Florida 32789

The following table shows, at November 5, 2001 the shares of the Company's outstanding Common Stock, $ .10 per value, beneficially owned or controlled by each of the officers and directors of the Company and the shares beneficially owned by all of the officers and directors as a group. Except as otherwise noted in the footnotes to the table, each person named has sole voting and investment powers related to his shares.

      Name of		Amount and Nature of
Beneficial Owner		Beneficial Ownership			Percent of Class
Han Zhende		      138,612,287 (1)					51.2%
Director

Chris Tse 			 10,662,484 (2)					 3.9%
Director

Edward T. S. Chan 	  3,918,297 (3)					 1.4%
CEO, President and Treasurer and Director

Brian B. Spillane		  2,111,128 (4)					 0.8%
Secretary and Director

All Directors and Officers
as a group (4 persons)	   155,304,196				          57.3%

(1) Includes 138,612,287 shares held by Torita Electronic (Hong Kong) Ltd. over which Mr. Han has voting control. Does not include options owned by Mr. Han under the Nova Natural Resources Corporation 2001 Non-qualified Stock Option Plan to purchase 2,330,600 shares of the Company's $0.10 par value common stock at $0.11 per share.

(2) Includes 10,662,484 shares held by Trillion Wealth Ltd. which are beneficially owned by the wife of Mr. Tse, however, Mr. Tse is the
Director of Trillion Wealth Ltd.   Does not include options owned by
Mr. Tse under the Nova Natural Resources Corporation 2001 Non-qualified Stock Option Plan to purchase 2,330,600 shares of the Company's $0.10 par value common stock at $0.11 per share.

(3) Includes 2,330,700 shares held by Mr. Chan's wife. Does not include options owned by Mr. Chan under the Nova Natural Resources Corporation 2001 Non-qualified Stock Option Plan to purchase 4,661,200 shares of the Company's $0.10 par value common stock at $0.11 per share.

(4) Does not include options owned by Mr. Spillane under the Nova Natural Resources Corporation 2001 Non-qualified Stock Option Plan to purchase 2,330,600 shares of the Company's $0.10 par value common stock at $0.11 per share. Does not include warrants granted to Mr. Spillane by the Company in February 2001 to purchase 699,288 shares of the Company's $0.10 par value common stock at $0.0086 per share. The amount of these warrants will increase according to terms specifying dilution protection during the term of the warrants, which will expire if not exercised, in November 2002. The present amount of Mr. Spillane's warrants, due to the dilution provisions of the warrant agreement, is 812,625 shares. Does not include options owned by Mr. Spillane to purchase 250,000 shares directly from Robert E. McDonald, a former Director of the Company, at $0.10 per share, and options owned by Mr. Spillane to purchase 250,000 shares directly from Karen McDonald, the former spouse of Mr. McDonald, at $0.10 per share.

The following table shows as of November 14, 2001, the shares of the Company's Common Stock which would be held by Officers and Directors, $ .10 par value, assuming full exercise of all options.

    Name of				Amount and Nature of
Beneficial Owner			Beneficial Ownership		Percent of Class
Han Zhende			      140,942,887 (1)                    52.0%
Chris Tse                      12,993,084 (2)                     4.8%
Edward T. S. Chan               8,579,497(3)                      3.2%
Brian B. Spillane               5,754,243(4)                      2.1%
All Directors and Officers
as a group (4 persons)	                                         62.1%

(1) See Note (1) of the preceding table.
(2) See Note (2) of the preceding table.
(3) See Note (3) of the preceding table.
(4) See Note (4) of the preceding table.


If full conversion of all outstanding options and warrants held by the Company's Officers and Directors occurred, the Company would have outstanding 281,644,989 shares of its Common Stock.

        AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION

Proposal

The Company's Board of Directors has recommended and proposes that the Company's Articles of Incorporation be amended to increase the number of shares of Common Stock, $0.10 par value, the Company is authorized to issue from 300,000,000 shares, as currently authorized, to 816,000,000 shares; to effect a reverse split of such shares on the basis of 1 new share for each 102 shares currently held; and to change the Company's name to Nova International Corporation. No other provision of the Company's Articles of Incorporation will be changed upon approval by the Company's shareholders of the proposed amendment. Shareholders are also being asked to approve the Nova Natural Resources Corporation 2001 Non-qualified stock option plan.

Background of the Proposed Amendments

	On February 27, 2001, the Company closed a transaction pursuant to the terms of an Asset Purchase Agreement dated February 9, 2001
(the "Agreement") with TORITA DONGHAO LLC ("Torita Delaware"), a
Delaware Corporation, by which Torita Delaware acquired control of the Company.

	Effective at Closing, all of Nova's officers and directors, except Brian B. Spillane, resigned, as contemplated by the Agreement. Edward T. S. Chan, CEO of Torita Delaware, thereupon was named President, Treasurer and a Director of the Company. Mr. Spillane resigned as President, but remains a Director of the Company, and was appointed its Secretary. In September, 2001, Mr. Han Zhende and Mr. Chris Tse were appointed Directors of the Company, bringing the number of Board Members to four.

	Upon effectuation of the Agreement, Torita Electronic (Hong
Kong) Ltd. held 138,612,287 shares of the Registrant's $0.10 par value common stock, 59.5% of the then-total common shares issued and outstanding, and therefore became the controlling shareholder of the Company. Affiliates of Torita Delaware controlled an additional 32% of the then-issued and outstanding shares. The consideration used to obtain such control was the acquisition by the Company of 100% of the business and operating assets of Torita Delaware.

	The Company acquired 100% of the business and operating assets of Torita Delaware in exchange for 213,249,672 of its $0.10 par value common shares. 2,971,752 shares and a cash consideration were paid at the Closing to Focus Tech Investments, Inc., which acted as a finder in the transaction. All shares issued at the Closing are restricted.

	In determining the amount of the consideration, the Company's Board of Directors considered the Company's limited financial resources prior to the transaction, the Company's inability to attract industry partners to fund and operate the Company's principal assets, the general economic conditions of the industries in which the Company operated, and management's determination that the Company could not operate profitably because of a lack of capital from operations and other sources.

	Management concluded that the Company would be more valuable, and the interests of its shareholders would be better served, by the sale, reassignment, and abandonment of the Company's assets and marketing of the Company as a "shell". In this fashion, management believed that it could obtain for the Company's shareholders a minority interest in a company with more substantial assets, operations and prospects. In exchange, such a merger partner would become a public company, obtain liquidity for its shares, and gain more ready access to capital markets. The Company's Directors concluded that Torita Delaware met all of these criteria, based on its assets, earnings, and growth prospects, particularly in the geographical region in which it operates. As part of its due diligence activities, the then- President of the Company, accompanied by the Company's largest shareholder and a second large shareholder traveled to China, inspected the facilities and assets to be acquired, and met the personnel responsible for Torita Delaware's operations. The Company also relied on the Finder to advise the Company as to the best terms obtainable for this type of transaction.

	All of Nova's outstanding convertible preferred stock was converted into common stock at the Closing. The previous Nova shareholders hold 16,838,567 shares, the majority of which are subject to a Stock Transfer Restriction Agreement with a 12-month term which limits the number of shares which can be sold in any one month. No shares subject to this Agreement have been offered for sale or sold. The Company now has a total of 270,832,724 common shares outstanding resultant from the issuance of shares to three consultants, its President, and its Counsel. The Company is contingently liable to issue 20,000,000 additional shares to one of such consultants based on performance, and subject to shareholder approval of an increase in the Company's authorized shares.

	Torita Delaware manufactures, markets, and sells electronic equipment, including computer hardware, computer monitors, television sets, internet access devices for use with TV sets, digital video devices (DVD's) and related equipment. Torita Delaware's products are marketed in southeast Asia. Its production facilities occupy 128,000 square feet in Zhuhai City in the People's Republic of China ("PRC") and include six manufacturing lines with an annual production capacity of approximately 1 million PC's, 1 million DVD
devices and 200,000 TV sets.   Torita Delaware was formed by
spin-off of two divisions of the Torita Group of the PRC.

The business operations of the Company have continued to be those of Torita Delaware prior to the Closing. The Company does not operate in any of the business areas in which it operated prior to Closing. Accordingly, Management has proposed that the Company's name be changed to Nova International Corporation to more clearly reflect the current operations of the Company.


Common Stock

The Company currently is authorized to issue 300,000,000 shares of Common Stock, $ .10 per value per share. Holders of Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders and are not entitled to cumulate votes for the election of directors. Holders of Common Stock do not have preemptive rights to subscribe for additional shares of Common Stock issued by the Company.

Holders of Common Stock are entitled to receive dividends as may be declared by the Company's Board of Directors out of funds legally available for that purpose, subject to the rights of the holders of the Company's Preferred Stock, none of which is currently outstanding. Holders of Common Stock and Preferred Stock have equal rights to all dividends declared and paid by the Company. In the event of liquidation, holders of Common Stock are entitled to share, pro rata, in any distribution of the Company's assets remaining after payment of liabilities, subject to the preferences and rights of the holders of Preferred Stock. The Company has not paid and has no present plan to pay dividends, however that plan will be reviewed at least on an annual basis.

Preferred Stock

The Company is authorized to issue Three Million (3,000,000) shares of its Class "A" Preferred Stock, $1.00 par value per share, designated as "Series A Convertible Preferred Stock". and Two Million (2,000,000) shares of its Class "B" Preferred Stock, $1.00 par value per share, designated as "Series B Convertible Preferred Stock". No shares of preferred stock are currently outstanding. The holders of the Company's Preferred Stock have the full right and power to vote with the shareholders of the Common Stock on all matters on which the shareholders of Common Stock are entitled to vote. Holders of Preferred Stock are entitled to two (2) votes for each share of Preferred Stock held and are not entitled to cumulate votes for the election of directors. Holders of Preferred Stock do not have preemptive rights to subscribe for or to purchase any additional shares of Preferred Stock or Common Stock.

Each share of Preferred Stock may be converted at any time into two shares of the Company's Common Stock. Shares of Preferred Stock are not entitled to cumulative dividends, but are entitled to receive dividends on the same basis as holders of shares of Common Stock.
In the event of dissolution, liquidation or winding up of the Company, the holders of the Preferred Stock shall be entitled to receive par value per share, together with all dividends thereon accrued or in arrears, out of any assets of the Company remaining after the Company's debts have been paid in full and before any payment is made or assets set apart for payment to the holders of Common Stock.

The Articles of Incorporation provide protection to holders of Preferred Stock against mergers or consolidations of the Company and provide that, upon the issuance of stock dividends on Common Stock or changes in the numbers of outstanding shares of Common Stock, the formula for converting Preferred Stock into Common Stock shall be changed. The Company is required to reserve out of its authorized but unissued shares of Common Stock, shares sufficient to assure the complete conversion of all issued and outstanding shares of Preferred Stock.

Transfer Agent

The transfer agent for the Common Stock is MCM Stock Transfer Company, 990 Logan Street, Suite 401, Denver, Colorado 80203.